UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2005

Collegiate Pacific Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17293	22-2795073
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13950 Senlac Drive, Suite 100, Dallas, Texas		75234
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972.243.8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2005, Collegiate Pacific Inc. appointed Mr. Tevis Martin to the newly created position of Executive Vice President, U.S. Operations. Since joining Collegiate Pacific in December 2004, Mr. Martin has served as the Director, U.S. Operations of Collegiate Pacific. The information set forth under Item 5.02(c) of this report is incorporated in this Item 1.01 by this reference.

Under the terms of his employment arrangement with Collegiate Pacific, Mr. Martin will receive a base salary payable at an annual rate of $150,000. The Company does not have a written employment agreement with Mr. Martin and he is employed "at-will." In December 2004, Mr. Martin received options to acquire 100,000 shares of the Company's common stock at an exercise price of $14.34 and options to acquire 25,000 shares of the Company's common stock at an exercise price of $13.30 per share, all pursuant to the Company's 1998 Stock Option Plan and standard form of Stock Option Agreement. All of the options are currently vested.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On July 1, 2005, Collegiate Pacific Inc. appointed Mr. Tevis Martin to the newly created position of Executive Vice President, U.S. Operations. The information set forth under Item 1.01 of this report is incorporated in this Item 5.02(c) by this reference.

Mr. Martin, 49, served as a Senior Vice President of Telogy, Inc., a provider of test equipment services to the electronics industry, from 2000 to 2004. In that capacity, Mr. Martin was responsible for managing the company's sales, marketing, and sale and lease operations. From 1996 to 2000, Mr. Martin served as Vice President and General Manager, Lease Division, of Telogy, Inc. Mr. Martin is not related to any director or other executive officer of Collegiate Pacific and has no relationships or transactions with Collegiate Pacific outside of the context of his employment arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegiate Pacific Inc.

July 8, 2005	By:	William R. Estill

Name: William R. Estill
Title: Chief Financial Officer